Exhibit 99.1

News Release

Hi-Crush Inc. Announces Chief Financial Officer Succession

HOUSTON, December 6, 2019 Hi-Crush Inc. (NYSE: HCR), or the “Company”, today announced that Ms. Laura C. Fulton, Chief Financial Officer, will resign as Chief Financial Officer and principal financial and accounting officer of the Company effective December 31, 2019 to pursue another career opportunity. Mr. Phil McCormick, Vice President of Finance has been appointed by the Board of Directors to the role of Chief Financial Officer and principal financial and accounting officer effective January 1, 2020. Ms. Fulton’s departure was not related to any disputes or disagreements regarding financial disclosures, accounting or legal matters.

“On behalf of the Board and our entire Company, I want to sincerely thank Laura for her significant contributions and dedicated service to Hi-Crush,” said Mr. Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. “When Laura joined Hi-Crush early in 2012, we were a private company, operating one northern white sand mine. Over the following eight years, Laura played an essential role in the execution of our growth strategy, managing the strong balance sheet and liquidity position we maintain to this day and helping to position Hi-Crush as a leading provider of fully integrated proppant and logistics services to the hydraulic fracturing industry. We wish her well as she embarks on the next chapter of her career.”

“As we execute on our succession plan, we are excited to appoint Phil to an expanded role, where he will continue to oversee and execute on our financial strategy,” continued Mr. Rasmus. “Phil has been a great asset since joining the Hi-Crush team, leveraging his nearly three decades of experience. I look forward to partnering with Phil and the rest of the leadership team as we embrace our strategic opportunities going forward.”

“I appreciate the confidence evidenced by the Board and Hi-Crush, and am honored to serve as Chief Financial Officer,” said Mr. McCormick. “I am excited to join the leadership team, and together we will fulfill our goals in providing best in class service to the industry and in generating value for our stakeholders.”

Mr. McCormick has nearly 30 years of experience in finance, accounting, treasury, risk management and capital markets. He joined Hi-Crush in August 2018. Prior to joining Hi-Crush, Mr. McCormick served in various senior level positions at KBR, Inc. from 2009 to 2018, including Vice President of Finance and Treasurer. Prior to that, he -held various senior level roles at LyondellBasell from 1998 to 2009, including Director, Internal Controls. Mr. McCormick began his career as an Audit Manager at Coopers & Lybrand in 1990. He earned a Bachelor of Business Administration in Accounting from The University of Texas at Austin and is a Certified Public Accountant in the State of Texas.

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Investor contact:

Caldwell Bailey, Manager, Investor Relations

Marc Silverberg, ICR

ir@hicrushinc.com

(713) 980-6270

Source: Hi-Crush Inc.